Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-229082) of CymaBay Therapeutics, Inc., and

(2)

Registration Statements (Form S-8 Nos. 333-195211, 333-198289, 333-202941, 333-210453, 333-216905, 333-223687, 333-226741, and 333-229953) pertaining to the Metabolex, Inc. 2003 Equity Incentive Plan, and the CymaBay Therapeutics, Inc. 2013 Equity Incentive Plan;

of our reports dated March 16, 2020, with respect to the consolidated financial statements of CymaBay Therapeutics, Inc. and the effectiveness of internal control over financial reporting of CymaBay Therapeutics, Inc. included in this Annual Report (Form 10-K) of CymaBay Therapeutics, Inc. for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Redwood City, California

March 16, 2020